Exhibit 99.1

PRESS RELEASE

For Further Information Contact:

Ray Christie

Phone: (510) 668-2200 or

Email: rchristi@thermawave.com

Therma-Wave Announces Fourth Fiscal Quarter and Fiscal Year 2003 Financial Results

FREMONT, California - May 28, 2003 --Therma-Wave, Inc., (Nasdaq: TWAV) a worldwide leader in the development, manufacture and sale of process control metrology systems used in the manufacture of semiconductors, reported financial results for the fourth fiscal quarter and fiscal year ended March 30, 2003.

Therma-Wave's fiscal 2003 results reflect the impact of the worst downturn in the history of the semiconductor industry, in addition to a weakened global economy. However, we believe Therma-Wave's outlook for fiscal 2004 has improved, particularly with regard to the Company's cash management and product sales.

Net revenues for the fourth fiscal quarter 2003 were $13.1 million. In the sequential comparison, net revenues increased $2.9 million or 27.6 percent from the $10.2 million reported for the third fiscal quarter ended December 29, 2002. Net revenues for the fiscal year ended March 30, 2003, totaled $49.2 million compared to $81.9 million for fiscal year 2002, as restated.

The net loss for the fourth fiscal quarter 2003 was $19.1 million or $(0.66) per diluted share compared to a sequential net loss for the third fiscal quarter of $13.3 million or $(0.47) per diluted share. Net loss for fiscal year 2003 was $133.6 million or $(4.51) per diluted share compared to net loss of $49.2 million or $(1.98) per diluted share for fiscal 2002, as restated.

The fourth fiscal quarter 2003 results include non-cash charges of $1.6 million related to the consolidation of facilities and write-off of intangible assets and $2.2 million as reserve for obsolete and excess inventory. It also includes $1.9 million for employee severance and other costs related to a reduction in workforce.

The fiscal year 2003 results includes non-cash charges of $67.4 million for the write-off of goodwill and other intangible assets originating from the January 2002 acquisition of Sensys Instruments. It also includes $9.6 million recorded as reserves for obsolete and excess inventory and a charge of $4.3 million for restructuring costs and employee severance and other costs related to reductions in workforce in the fiscal quarters ended September 30, 2002 and March 30, 2003.

Therma-Wave's fiscal year 2002 results included charges of $12.2 million recorded as reserves for obsolete and excess inventory, $1.5 million for employee severance and other costs related to a reduction in workforce and non-cash charges of $16.4 million for the write off of in-process research and development.

Cash and short-term investments totaled $14.8 million at March 30, 2003, including $1.1 million of restricted cash covering a standby letter of credit, down from $26.6 million reported as of December 29, 2002. The reduction was due primarily to the Company's net loss, which, net of non-cash expenses, was $13.9 million.

Boris Lipkin, president and chief executive officer of Therma-Wave, Inc. stated, "In fiscal 2003, we faced the worst downturn in the semiconductor industry, coupled with a weakened global economy. To address these challenging market conditions, Therma-Wave took measures throughout the year to mitigate the adverse impact of the semiconductor industry slowdown including a reduction in workforce by approximately 50 percent. In addition, the Company closed three facilities and consolidated operations. These cost containment actions, coupled with efforts to significantly improve our working capital efficiency are already beginning to deliver favorable results.

"Recently, we announced that Therma-Wave received a multimillion dollar, multiple-tool order for our Opti-Probe RT/CD™ systems for multiple locations with a major global semiconductor manufacturer. Additionally, Taiwan Semiconductor Manufacturing, the world's largest foundry, selected our Opti-Probe Film Measurement System as its "Tool of Record" for 193 nanometer lithography based processes for thin film metrology. These activities reflect the success of our commitment to the development and production of leading edge process control metrology systems and positions Therma-Wave as a key supplier in the next upturn in the semiconductor purchasing cycle. Obviously, we are very pleased with the continued progress and positive feedback on our Opti-Probe® Series -7 tool, RT/CD® real time optical critical dimension system and both of our integrated metrology products," concluded Mr. Lipkin.

The Company expects to issue full audited financial statements included in its Form 10-K before the end of June 2003.

Guidance

"For the first fiscal quarter of 2004, revenues are expected to be flat to down 5 percent from the fourth fiscal quarter of 2003," said Mr. Lipkin. "Keep in mind that the fourth quarter benefited from revenue recognition of $1 million moved from a prior year quarter when it originally shipped, in a restatement. Due to workforce and other cost reductions implemented between February 2003 and April 2003, we expect the first fiscal quarter net loss to be in the range of $(0.27) to $(0.32) per diluted share. More importantly, we expect to reduce our cash burn dramatically to approximately $2.0 million in the first fiscal quarter of 2004, including the payment of $1.6 million in severance and other related expenses.

"As we are already two months into the first fiscal quarter of 2004, and based on a significant improvement in orders received and expected to be received in this quarter, we can anticipate at least a 10 percent improvement in shipments in the second quarter. Note that even though shipments are expected to be up, revenues may be flat to down 5 percent, because of deferring revenue on several tools that include new technology. Aided by the improved shipments and full benefit of cost reduction efforts, we also expect further potential improvements in cash flow. In light of market conditions, visibility beyond a quarter remains difficult to predict, but we are optimistic that we can continue to improve operating results," concluded Mr. Lipkin.

Conference Call Information

Therma-Wave, Inc. will hold a conference call to review financial results and ongoing operations at 1:30 p.m. Pacific Time, 4:30 p.m. Eastern Time, Wednesday, May 28, 2003. Participating in the call will be Boris Lipkin, president and chief executive officer, Ray Christie, vice president and chief financial officer, and Dr. James Mitchener, senior vice president marketing and applications. The call may be accessed via the Internet at: www.thermawave.com.

About Therma-Wave, Inc.

Since 1982, Therma-Wave, Inc. has been revolutionizing process control metrology systems through innovative, proprietary products and technologies. The company is a worldwide leader in the development, manufacture, marketing and service of process control metrology systems used in the manufacture of semiconductors. Therma-Wave currently offers leading edge products to the semiconductor manufacturing industry for the measurement of transparent, semi-transparent, and opaque thin films for the monitoring of ion implantation and for the integration of metrology into semiconductor processing systems. For further information about Therma-Wave, Inc. access the Therma-Wave Web page at: www.thermawave.com.

This press release contains forward-looking statements as that term is defined in the Private Securities Reform Act of 1995, which are subject to known and unknown risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such statements. The words "believe," "expect," "anticipate," "intend" and other similar expressions generally identify forward- looking statements. Potential investors are cautioned not to place undue reliance on these forward-looking statements. Such statements relating to our improved outlook for fiscal 2004, our expected improved cash management and product sales, progress on introduction of our integrated products, Opti-Probe® Series-7 thin film product and our RT/CD real time optical critical dimension product as positioning us as a key supplier in the next upturn of the semi- conductor purchasing cycle and our expected revenue, losses and cash burn are based on current expectations. Such statements are subject to risks, uncertainties, and changes in condition and other risks, some of which are detailed in documents filed with the Securities and Exchange Commission, including specifically Exhibit 99.1 to the Company's annual report on Forms 10-K and 10-K/A for the fiscal year ended March 31, 2002 and subsequent Forms 10-Q and 10-Q/A. The Company undertakes no obligation to update the information in this press release.

THERMA-WAVE, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands)

                                                        March 31,     March 31,
                                                          2003         2002
                                                      -----------  ------------
ASSETS
Current assets:
 Cash and short-term investments.................... $    13,695  $     59,059
 Restricted cash....................................       1,064            --
 Accounts receivable, net...........................      13,822        15,635
 Inventories........................................      22,145        34,677
 Other current assets...............................       1,657         3,415
                                                      -----------  ------------
    Total current assets............................      52,383       112,786
 Property and equipment, net........................       9,004        14,041
 Goodwill and intangible assets, net................       1,811        70,096
 Other assets.......................................       4,952         4,723
                                                      -----------  ------------
    Total assets....................................      68,150       201,646
                                                      ===========  ============
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
 Accounts payable...................................       2,148         6,297
 Deferred revenue...................................      11,138         9,493
 Other current liabilities..........................      15,589        15,983
                                                      -----------  ------------
    Total current liabilities.......................      28,875        31,773
Long term debt and other............................       2,937         2,374
Stockholders' equity................................      36,338       167,499
                                                      -----------  ------------
    Total liabilities and stockholders' equity......      68,150       201,646
                                                      ===========  ============

THERMA-WAVE, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share data)

                                                           Three Months Ended    Twelve Months Ended
                                                             March 31,             March 31,
                                                          --------------------  --------------------
                                                              2003       2002       2003       2002
                                                          ---------  ---------  ---------  ---------

Net revenues............................................ $  13,076  $  12,402  $  49,220  $  81,937
Cost of revenues........................................    14,987     23,004     55,061     65,414
                                                          ---------  ---------  ---------  ---------
Gross profit (loss).....................................    (1,911)   (10,602)    (5,841)    16,523

Operating expenses:
  Research and development..............................     6,255      7,965     29,230     29,122
  Selling, general and administrative...................     7,194      5,872     26,071     21,713
  In-process research and development...................        --     16,340         --     16,340
  Impairment of goodwill and other intangible assets....       431         --     67,408         --
  Restructuring and severance charge....................     3,093      1,063      4,293      1,470
  Stock-based compensation..............................       273        536      1,684        536
                                                          ---------  ---------  ---------  ---------
         Total operating expenses.......................    17,246     31,776    128,686     69,181
                                                          ---------  ---------  ---------  ---------
Operating loss..........................................   (19,157)   (42,378)  (134,527)   (52,658)
Other income............................................        32      1,572        923      3,462
                                                          ---------  ---------  ---------  ---------
Net loss................................................ $ (19,125)   (40,806)  (133,604)   (49,196)
                                                          =========  =========  =========  =========

Net loss per share...................................... $   (0.66) $   (1.48) $   (4.51) $   (1.98)

Weighted average number of shares outstanding...........    29,100     27,497     29,616     24,894